SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

AARON RENTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Aaron Rents, Inc.

309 E. Paces Ferry Road, N.E.

Atlanta, Georgia 30305-2377

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 6, 2003

       The 2003 Annual Meeting of Shareholders of Aaron Rents, Inc. (the “Company”), will be held on Tuesday, May 6, 2003, at 10:00 a.m., Eastern Time, at the SunTrust Plaza, 4th Floor, 303 Peachtree Street, N.E., Atlanta, Georgia 30303, for the purpose of considering and voting on the following:

(1) The election of nine directors to constitute the Board of Directors until the next annual meeting and until their successors are elected and qualified;

(2) The approval of an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock of the Company from 25,000,000 to 50,000,000; and

(3) Such other matters as may properly come before the meeting or any adjournment thereof.

      Information relating to the above items is set forth in the accompanying Proxy Statement.

      Only shareholders of record of the Class A Common Stock at the close of business on March 14, 2003 are entitled to vote at the meeting.

BY ORDER OF THE BOARD OF
DIRECTORS

JAMES L. CATES
Senior Group Vice President
and Corporate Secretary

Atlanta, Georgia

April 7, 2003

PLEASE COMPLETE AND

RETURN THE ENCLOSED PROXY CARD PROMPTLY
SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING
IF YOU DO NOT ATTEND PERSONALLY.
No postage is required if mailed
in the United States in the accompanying envelope.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
GENERAL INFORMATION
BENEFICIAL OWNERSHIP OF COMMON STOCK
ELECTION OF DIRECTORS
PROPOSAL TO AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF THE COMPANY’S AUTHORIZED COMMON STOCK (Item 2)
REMUNERATION OF EXECUTIVE OFFICERS AND DIRECTORS
SUMMARY COMPENSATION TABLE
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
AUDIT MATTERS
REPORT OF AUDIT COMMITTEE
SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
OTHER MATTERS

Aaron Rents, Inc.

309 E. Paces Ferry Road, N.E.
Atlanta, Georgia 30305-2377

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 6, 2003

GENERAL INFORMATION

      The enclosed proxy is being solicited by the Board of Directors of Aaron Rents, Inc. (the “Company”) for use at the 2003 annual meeting of shareholders to be held on Tuesday, May 6, 2003 (the “Annual Meeting”), and any adjournment thereof.

      Each proxy that is properly executed and returned by a shareholder will be voted as specified thereon by the shareholder unless it is revoked. Shareholders are requested to execute the enclosed proxy and return it in the enclosed envelope. If no direction is specified on the proxy as to any matter being acted upon, the shares represented by the proxy will be voted in favor of such matter. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by executing another proxy bearing a later date or by written notification to the Secretary of the Company. Shareholders who are present at the Annual Meeting may revoke their proxy and vote in person.

      The affirmative vote of a plurality of the holders of shares of the Company’s Class A Common Stock present, in person or represented by proxy, at the Annual Meeting will be necessary to elect the nominees for director listed in this Proxy Statement. The affirmative vote of the holders of a majority of the issued and outstanding shares of Class A Common Stock, in person or represented by proxy, at the Annual Meeting will be necessary to approve the proposed amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock of the Company from 25,000,000 to 50,000,000 as described in this proxy statement. For other matters that may be properly presented at the Annual Meeting, the matter will be approved if more shares of Class A Common Stock are voted in favor of the matter than against it, unless a greater vote is required by law. The presence, in person or by proxy, of holders of a majority of the outstanding shares of the Company’s Class A Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be included in determining whether a quorum is present at the Annual Meeting, but will otherwise have no effect on the election of the nominees for director or the approval of any of the other proposals. Broker non-votes are proxies received from brokers or other nominees holding shares on behalf of their clients who have not received specific voting instructions from their clients with respect to non-routine matters. An automated system administered by the Company’s transfer agent will tabulate the votes cast.

      Only shareholders of record of Class A Common Stock at the close of business on March 14, 2003 are entitled to vote at the Annual Meeting. A list of all shareholders entitled to vote will be available for inspection at the Annual Meeting. As of March 14, 2003, the Company had 3,731,706 shares of Class A Common Stock and 17,983,652 shares of Common Stock outstanding. Each share of Class A Common Stock entitles the holder thereof to one vote for the election of directors and any other matters that may come before the Annual Meeting. The holders of the Common Stock are not entitled to vote with respect to the election of directors or the other proposal described herein or with respect to most other matters presented to the shareholders for a vote.

      The Company will bear the cost of soliciting proxies, including the charges and expenses of brokerage firms, banks, and others for forwarding solicitation material to beneficial owners of shares of the Company’s Class A Common Stock. The principal solicitation is being made by mail; however, additional solicitation may be made by telephone, telegraph, or personal interview by officers of the Company who will not be additionally compensated therefore. It is anticipated that this Proxy Statement and the accompanying proxy will first be mailed to shareholders on April 7, 2003.

BENEFICIAL OWNERSHIP OF COMMON STOCK

      The following table sets forth, as of January 1, 2003 (except as otherwise noted), the beneficial ownership of the Company’s Class A Common Stock and Common Stock by (i) each person who owns of record or is known by management to own beneficially 5% or more of the outstanding shares of the Company’s Class A Common Stock, (ii) each of the Company’s directors, (iii) the Company’s Chief Executive Officer and the other executive officers of the Company listed in the Summary Compensation Table below (the “Named Executive Officers”), and (iv) all executive officers and directors of the Company as a group.

      Except as otherwise indicated, all shares shown in the table below are held with sole voting and investment power. The Percent of Class column represents the percentage that the named person or group would beneficially own if such person or group, and only such person or group, exercised all currently exercisable options to purchase shares of the applicable class of common stock held by him, her, or it.

		Amount and Nature
	Title of Class	of Beneficial
Beneficial Owner	of Common Stock	Ownership(1)		Percent of Class(1)

R. Charles Loudermilk, Sr.	Class A	2,381,612		63.82%
309 E. Paces Ferry Road	Common	1,648,054	(2)	9.16%
Atlanta, Georgia

Gabelli Asset Management, Inc.	Class A	423,400	(3)	11.06%
One Corporate Center
Rye, New York

T. Rowe Price	Class A	258,100	(4)	6.90%
100 E. Pratt Street	Common		(5)
Baltimore, MD

Gilbert L. Danielson	Class A	2,000		*
	Common	187,570	(6)	*

Ronald W. Allen	Class A	5,000		*

Earl Dolive	Class A	86,374		2.31%
	Common	113,702		*

Robert C. Loudermilk, Jr.	Class A	1,500	(7)	*
	Common	550,734	(8)	3.06%

William K. Butler, Jr.	Common	64,008	(9)	*

Leo Benatar	Class A	2,500		*
	Common	2,100		*

Ingrid Saunders Jones	Class A	100		*

Ray M. Robinson	Common	—		—
	Class A	—		—

K. Todd Evans	Common	188		—

All executive officers and directors as a group	Class A	2,479,956		66.46%
(a total of 18 persons)	Common	2,689,223	(10)	14.95%

*	Less than 1%.

(1)	Amounts shown do not reflect that the Common Stock is convertible, on a share for share basis, into shares of Class A Common Stock (i) by resolution of the Board of Directors if, as a result of the existence of the Class A Common Stock, either class is excluded from listing on The New York Stock Exchange or any national securities exchange on which the Common Stock is then listed and (ii) automatically should the outstanding shares of Class A Common Stock fall below 10% of the aggregate outstanding shares of both classes.
(2)	Includes currently exercisable options to purchase 245,000 shares of Common Stock and 4,973 shares of Common Stock held by Mr. Loudermilk, Sr.’s spouse.

(3)	As reported on Schedule 13D filed with the Securities and Exchange Commission on October 12, 2000 by Gabelli Asset Management, Inc.
(4)	As reported on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2003 by T. Rowe Price Associates, Inc.
(5)	T. Rowe Price is not required to disclose its holdings of non-voting Common Stock.
(6)	Includes currently exercisable options to purchase 164,000 shares of Common Stock and 700 shares of Common Stock held by Mr. Danielson’s spouse.
(7)	Includes 1,500 shares of Class A Common Stock held by certain trusts for the benefit of Mr. Loudermilk, Jr.’s children, of which Mr. Loudermilk, Jr. serves as trustee.
(8)	Includes currently exercisable options to purchase 80,000 shares of Common Stock, 76,527 shares of Common Stock held by certain trusts for the benefit of Mr. Loudermilk, Jr.’s children, of which Mr. Loudermilk, Jr. serves as trustee, and 16,223 shares of Common Stock held by Mr. Loudermilk, Jr.’s spouse.
(9)	Includes currently exercisable options to purchase 52,800 shares of Common Stock.

(10)	Includes currently exercisable options to purchase 613,800 shares of Common Stock

Compliance with Section 16(a) of the Exchange Act

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of either class of the Company’s common stock, to file with the Securities and Exchange Commission certain reports of beneficial ownership of the Company’s common stock. Based solely on copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all applicable Section 16(a) filing requirements were complied with by its directors, officers, and 10% shareholders during the year ended December 31, 2002, except for the late filing of the initial Form 3 by Ray M. Robinson following his election to the Board.

ELECTION OF DIRECTORS

(Item 1)

      The Company’s Bylaws provide for the Board of Directors to be comprised of eleven members. The Board recommends the election of the nine nominees listed below to constitute the entire Board, who will hold office until the next annual meeting of shareholders and until their successors are elected and qualified. If, at the time of the Annual Meeting, any of such nominees should be unable to serve, the persons named in the proxy will vote for such substitutes or will vote to reduce the number of directors for the ensuing year, as management recommends, but in no event will the proxy be voted for more than nine nominees. Management has no reason to believe any substitute nominee or reduction in the number of directors for the ensuing year will be required. The Board has not named a tenth or eleventh nominee for director, which will result in two vacancies on the Board until the Board names additional nominees or reduces the size of the Board to nine members.

      All of the nominees listed below are now directors of the Company. The following information relating to age, positions with the Company, principal occupation, directorships in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, subject to the requirements of Section 15(d) of that Act or registered as an investment company under the Investment Company Act of 1940, has been furnished by the respective nominees.

		Principal Occupation for Past	Director
Name	Age	Five Years and Other Directorships	Since

R. Charles Loudermilk, Sr.	75	Mr. Loudermilk, Sr. has served as Chairman of the Board and Chief Executive Officer of the Company since the Company’s incorporation in 1962. From 1962 to 1997, he was also President of the Company. He has been a director of America’s Mart Corporation, owner and manager of the Atlanta Merchandise Mart, since 1996. He is one of the founders and Chairman of the Board of The Buckhead Community Bank, and formerly the Chairman of the Board of Directors of the Metropolitan Atlanta Rapid Transit Authority.	1962

Robert C. Loudermilk, Jr.	43	Mr. Loudermilk, Jr., has served as a Director of the Company since 1983, and as President and Chief Operating Officer of the Company since 1997. From 1993 to 1997, he was Vice President, Real Estate of the Company. From 1992 to 1993, he was a self-employed real estate investor. From 1990 to 1991, Mr. Loudermilk, Jr., was Executive Vice President of Ball Stalker Co., then a subsidiary of the Company.	1983

Gilbert L. Danielson	56	Mr. Danielson has served as Vice President, Finance and Chief Financial Officer and Director of the Company since 1990. He was named Executive Vice President in 1998. He has also served as a Director of Abrams Industries, Inc. since 2000.	1990

Ronald W. Allen†	61	Mr. Allen has served as a Director of the Company since 1997. He was Chairman and Chief Executive Officer of Delta Air Lines, an international air passenger carrier, from 1987 to 1997. He also served as President of Delta from 1983 to 1987 and from 1993 to 1997, and Chief Operating Officer from 1983 to 1997. He currently serves as a Director of The Coca-Cola Company.	1997

Leo Benatar*†	73	Mr. Benatar has served as a Director of the Company since 1994. He has been an associated consultant with A.T. Kearney, Inc., a management consultant and executive search company, since 1996. He was Chairman of Engraph, Inc., and served as Chief Executive Officer of that company from 1981 to 1995. Mr. Benatar serves as a Director of Interstate Bakeries Corporation, Mohawk Industries, Inc., and Paxar Corporation. He previously served as Chairman of the Federal Reserve Bank of Atlanta.	1994

Earl Dolive†	85	Mr. Dolive has served as a Director of the Company since 1977. He currently serves as a Director of Greenway Medical Technologies, Inc. and as Director Emeritus of Genuine Parts Company, a distributor of automobile replacement parts. Prior to his retirement in 1988, he was Vice Chairman of the Board of Genuine Parts Company.	1977

		Principal Occupation for Past	Director
Name	Age	Five Years and Other Directorships	Since

Ray M. Robinson	55	Mr. Robinson has served as a Director of the Company since October 2002. Employed by AT&T since 1968, he is currently President of AT&T’s Southern Region. Mr. Robinson serves on the Board of Directors for Avnet, Inc., Acuity Brands, Inc., Citizens Trust Bank, and Mirant Corporation.	2002

Ingrid Saunders Jones*	57	Ms. Jones has served as a Director of the Company since 1995. She has been Senior Vice President of Corporate External Affairs of The Coca-Cola Company and Chairperson of The Coca-Cola Foundation since 1991. Previously, she was an Assistant Vice President of The Coca-Cola Company.	1995

William K. Butler, Jr.	50	Mr. Butler joined the Company in 1974 as a Store Manager. He served as Vice President of the Aaron’s Rental Purchase Division from 1986 to 1995 and currently is President of that Division, now known as the Aaron’s Sales & Lease Ownership Division. Mr. Butler has served as a Director of the Company since 2000.	2000

*	Member of the Stock Option Committee of the Board of Directors.

†	Member of the Audit Committee of the Board of Directors.

      There are no family relationships among any of the executive officers, directors, and nominees of the Company, except that Robert C. Loudermilk, Jr. is the son of R. Charles Loudermilk, Sr.

      The Board held four meetings during the year ended December 31, 2002. All of the incumbent directors attended at least 75% of the meetings of the Board and committees on which they served, except for Ingrid Saunders Jones who attended 60% of the meetings of the Board and committees on which she served during 2002 and Ray M. Robinson who was first elected to the board in October of 2002.

      The Board has a standing Audit Committee which is composed of Messrs. Benatar, Dolive, and Allen. The function of the Audit Committee is to review with the Company’s independent auditors the scope and thoroughness of the auditors’ examination, consider recommendations of the independent auditors, recommend to the Board the appointment of independent auditors for the year and review the sufficiency of the Company’s system of internal controls with the financial officers and the independent auditors. The Audit Committee held three meetings during the year ended December 31, 2002. Please see page 13 for the 2002 Audit Committee Report.

      The Board has a Stock Option Committee, which is composed of Mr. Benatar and Ms. Jones. The function of the Stock Option Committee is to administer the Company’s stock option plans. The Stock Option Committee held one meeting during the year ended December 31, 2002.

      The Board does not have a nominating or compensation committee. Shareholder nominations for director must comply with the procedures for shareholder nominations set forth in Article III, Section 3 of the Company’s Bylaws.

PROPOSAL TO AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE

THE NUMBER OF SHARES OF THE COMPANY’S AUTHORIZED COMMON STOCK
(Item 2)

      The Board of Directors resolved on February 18, 2003, to amend the Company’s Amended and Restated Articles of Incorporation (the “Amendment”) to increase the number of shares of the Company’s authorized

Common Stock, $.50 par value per share (“Common Stock”), from 25,000,000 to 50,000,000, and to submit the Amendment to the shareholders at the Annual Meeting for their approval.

      The Board of Directors believes that it is in the Company’s best interests to increase the number of shares of authorized Common Stock to have additional shares available to meet needs if they arise. As of the Record Date, 17,983,652 shares of Common Stock were issued and outstanding. Of the remaining authorized shares of Common Stock, 1,817,300 shares were reserved for issuance upon the exercise of options previously granted or available to be granted under the Company’s options plans, 2,012,335 shares are held in treasury and 3,186,713 shares remain unissued, unreserved and available for future corporate purposes.

      The purpose of increasing the authorized number of shares of Common Stock is to give the Board of Directors greater flexibility in connection with the Company’s capital structure, possible future financing requirements, employee compensation and other corporate matters. If the Amendment is approved, the Board of Directors would be permitted to issue Common Stock for any proper corporate purpose — including stock splits, stock dividends, acquisitions of other businesses or properties, raising additional capital, or issuances under current or future stock option or other employee benefit plans — without obtaining approval of the shareholders. Shares of Common Stock could be issued publicly or privately.

      Holders of the Common Stock do not have preemptive or similar rights to subscribe for additional securities which may be issued by the Company, and the issuance of additional securities may have a dilutive effect on existing holders of the Common Stock. The Company does not presently have any agreements, understandings or arrangements regarding the possible issuance of any Common Stock subject to approval under this Amendment. The Amendment is not intended as an anti-takeover device and it is not proposed in response to any specific takeover threat known to the Board of Directors.

      Nor does the Amendment affect the other classes of the Company’s capital stock, including its Class A Common Stock, $.50 par value per share, of which 25,000,000 shares are authorized for issuance, 3,731,706 are issued and outstanding and 1,630,055 are held in treasury, and its Preferred Stock, par value $1.00 per share, of which 1,000,000 shares are authorized for issuance and none are issued or outstanding. Holders of Common Stock generally have no right to vote at meetings of shareholders, except where required by law or the Company’s Articles of Incorporation. Pursuant to Georgia law and the Company’s Articles of Incorporation, the number of authorized shares of Common Stock may be increased by the affirmative vote of a majority of the votes which may be collectively cast by holders of the Class A Common Stock — consequently, the holders of Common Stock are not entitled to vote on the Amendment.

      Although the Company presently intends to file the Amendment with the Georgia Secretary of State as promptly as practicable after the Amendment is approved by the shareholders, the Board reserves the right to delay or abandon the Amendment at its discretion.

      Approval of the Amendment will require the affirmative vote of a majority of the issued and outstanding shares of Class A Common Stock.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT, AND THE ENCLOSED PROXY WILL BE VOTED IN THAT MANNER UNLESS THE SHAREHOLDER EXECUTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY OR ABSTAINS FROM VOTING ON THIS PROPOSAL.

REMUNERATION OF EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers

      Set forth below are the names and ages of all executive officers of the Company as of February 18, 2003. All positions and offices with the Company held by each such person are also indicated. Officers are elected annually for one-year terms or until their successors are elected and qualified. All executive officers are United States citizens.

Position with the Company and Principal Occupation
Name (Age)	During the Past Five Years

R. Charles Loudermilk, Sr. (75)	Chairman of the Board of Directors and Chief Executive Officer of the Company.*

Robert C. Loudermilk, Jr. (43)	President and Chief Operating Officer of the Company.*

Gilbert L. Danielson (56)	Executive Vice President and Chief Financial Officer of the Company.*

James L. Cates (52)	Mr. Cates has served as Director of Risk Management since 1990, Vice President since 1994, Secretary of the Company since 1999 and Senior Group Vice President since 2002.

William K. Butler, Jr. (50)	President of the Aaron’s Sales & Lease Ownership Division.*

Eduardo Quinones (42)	Mr. Quinones joined the Company in 1985 as a Store Manager. He served as Vice President of the Rent-to-Rent Division from 1989 until becoming President of that Division in 2000.

David M. Rhodus (54)	Mr. Rhodus has served as Vice President, General Counsel since 1999. He was a senior attorney for Alumax, Inc., an aluminum products manufacturing company, from 1998 to 1999 and Vice President and General Counsel for Atlantax Systems, Inc., a business tax services company, from 1993 to 1998.

B. Lee Landers (44)	Mr. Landers has served as Vice President, Chief Information Officer since 1999. Prior to 1999, he held various engineering and technology management positions with The Southern Company.

Robert P. Sinclair, Jr. (41)	Mr. Sinclair has served as Controller of the Company since 1990, Chief Financial Officer of the Aaron’s Rental Purchase Division from 1995 to 1999, and Vice President, Corporate Controller since 1999.

Mitchell S. Paull (44)	Mr. Paull served as Vice President, Treasurer of the Company from 1991 until 1999. From 1999 to 2001, Mr. Paull served as Chief Financial Officer and Vice President Finance and Administration of Winter, a construction management company and as Chief Financial Officer and Vice President — Finance for Career Fair, a computer software company. Mr. Paull rejoined the Company as Senior Vice President in 2001.

K. Todd Evans (39)	Mr. Evans served as Director of Franchise Development for the Company from 1991 until 1998 and Vice President from 1998 to 2000. From March 2000 to October 2000, Mr. Evans served as President of Her-Kel Investments, a franchisee of the Company. Mr. Evans rejoined the Company in October 2000 as Vice President, Business Development and was promoted to Vice President, Franchising in 2001.

Position with the Company and Principal Occupation
Name (Age)	During the Past Five Years

Marc S. Rogovin (43)	Mr. Rogovin served as Director of Real Estate and Construction for the Company from 1997 to 1998, and has served as Vice President, Real Estate and Construction since 1998.

David M. Deignan (48)	Mr. Deignan served as Pre-Opening Director from 1994 to 1995, Director of Marketing and Merchandising for the Aaron’s Sales & Lease Ownership division since 1995 and Vice President, Marketing and Merchandising since 1997.

*	For additional information concerning these individuals, see ELECTION OF DIRECTORS (Item 1) above.

Executive Compensation Summary

      The following table provides certain summary information for the last three fiscal years of the Company concerning compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company’s Chief Executive Officer and the other Named Executive Officers of the Company.

SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation
					Awards

					Number of
		Annual Compensation			Securities
	Fiscal				Underlying
	Year			Other Annual	Stock Options	All Other
Name and Principal Position	Ended	Salary	Bonus	Compensation(1)	(#)	Compensation

R. Charles Loudermilk, Sr.	2002	$454,000	$442,904	—	—	$135,405	(2)
Chairman of the Board and	2001	454,000	198,550	—	—	118,691	(3)
Chief Executive Officer	2000	454,000	455,861	—	55,000	104,005	(4)

Robert C. Loudermilk, Jr.	2002	262,500	50,000	—	—	2,276	(5)
President and Chief	2001	242,000	—	—	—	1,610	(5)
Operating Officer	2000	217,500	—	—	20,000	1,636	(5)

Gilbert L. Danielson	2002	267,500	50,000	—	—	2,222	(5)
Executive Vice President and	2001	252,500	—	—	—	1,614	(5)
Chief Financial Officer	2000	242,500	—	—	50,000	1,615	(5)

William K. Butler, Jr.	2002	335,000	110,250	—	—	1,922	(5)
President, Aaron’s Sales &	2001	312,500	50,000	—	—	1,615	(5)
Lease Ownership Division	2000	242,500	25,000	—	40,000	1,724	(5)

K. Todd Evans	2002	135,000	120,999	—	—	2,498	(5)
Vice President, Franchising	2001	130,000	4,556	—	—	1,311	(5)
	2000	88,234	11,527	—	20,000	943	(5)

(1)	Excludes perquisites that do not exceed the lesser of $50,000 or 10% of the executive’s salary and bonus.
(2)	Includes a matching contribution of $2,400 made by the Company to the executive’s account in the Company’s 401(k) plan, and $133,005 representing a portion of the premiums paid, and reimbursement of the executive’s resulting income tax liability, with respect to the split dollar life insurance policies described in COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION below.
(3)	Includes a matching contribution of $2,160 made by the Company to the executive’s account in the Company’s 401(k) plan, and $116,531 representing a portion of the premiums paid, and reimbursement of the executive’s resulting income tax liability, with respect to the split dollar life insurance policies described in COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION below.
(4)	Includes a matching contribution of $1,819 made by the Company to the executive’s account in the Company’s 401(k) plan, and $102,186 representing a portion of the premiums paid, and reimbursement of the executive’s resulting income tax liability, with respect to the split dollar life insurance policies described in COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION below.
(5)	Represents a matching contribution made by the Company to the executive’s account in the Company’s 401(k) plan.

Board of Directors’ Report on Executive Compensation

      Decisions on compensation of the Company’s executive officers generally are made by the entire Board of Directors, based upon the recommendation of the Chief Executive Officer. The Company has no separate compensation committee. Pursuant to rules of the Securities and Exchange Commission designed to enhance disclosure of public company policies toward executive compensation, set forth below is a report submitted by the Board of Directors addressing the Company’s executive compensation policies.

      General. The objectives of the Company’s compensation program are to enhance the profitability of the Company, and thus shareholder value, by aligning executive compensation with the Company’s business goals and performance and by attracting, retaining and rewarding executive officers who contribute to the long-term success of the Company. In determining the compensation to be paid to the executive officers of the Company, the directors rely upon their own knowledge of compensation paid to executives of companies of comparable size and complexity and consider the performance of the Company and the merits of the individual under consideration. It is the Company’s intention that the compensation to be paid to its executive officers will not exceed the present maximum allowable amount for purposes of deductibility set forth in the Internal Revenue Code.

      Salary and Bonus. The Chief Executive Officer makes recommendations annually to the Board of Directors regarding the base salary and bonus, if any, for the Company’s executive officers, including the Chief Executive Officer, based upon the profitability of the Company and the level of responsibility, time with the Company, contribution and performance of the executive officer. Evaluation of these factors is subjective, and no fixed, relative weights are assigned to the factors considered. The beginning point for determining such salaries is the salary the executive officer received in the prior fiscal year. The Chief Executive Officer received a salary of $454,000 for the year ended December 31, 2002, which represented no change in his salary from the fiscal year ended December 31, 2001. For 2002, the Board of Directors approved a bonus plan (the “Plan”) for the Chief Executive Officer for the fiscal year. Under the Plan, a bonus was to be given to the Chief Executive Officer in an amount equal to 1% of the Company’s pre-tax earnings for the fiscal year ended December 31, 2002 (without giving effect to his bonus under the Plan) if the Company’s pre-tax earnings for such fiscal year (after giving effect to his bonus under the Plan) exceeded pre-tax earnings for the fiscal year ended December 31, 2001, which goal ultimately was achieved. Factors considered in setting the Chief Executive Officer’s salary and bonus included the successful acceleration of the Company’s growth plans during the year, continued improvement in the Company’s financial condition during the year and his dual role as both Chairman of the Board of Directors and Chief Executive Officer of the Company.

      Stock Options. The Company in the past has used grants of stock options to its key employees and executive officers to more closely align the interests of such employees and officers with the interests of its shareholders. Options and awards equivalent to 204,500 shares of Common Stock were awarded to officers and employees during the year-end December 31, 2002. The Company awarded no options to the Chief Executive Officer or the other Named Executive Officers during 2002.

THE BOARD OF DIRECTORS
R. Charles Loudermilk, Sr.
Robert C. Loudermilk, Jr.
Gilbert L. Danielson
Ronald W. Allen
Leo Benatar
Earl Dolive
Ingrid Saunders Jones
William K. Butler, Jr.
Ray M. Robinson

Five-Year Shareholder Return Comparison

      Set forth below is a line graph comparing, for the last five fiscal years of the Company, the yearly percentage change in the cumulative total shareholder return (assuming reinvestment of dividends) on the Company’s Common Stock with that of (i) the S&P Small Cap 600 Index and (ii) a group of publicly traded rental purchase companies (the “Peer Group”). For 2002, the Peer Group consisted of Rent-A-Center, Inc. and Rent-Way, Inc. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG AARON RENTS, INC., THE S & P SMALL CAP 600 INDEX
AND A PEER GROUP

*	$100 invested on 12/31/97 in stock or index-including reinvestment of dividends. Fiscal year ending December 31. Copyright 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

	Cumulative Total Return

	12/97	12/98	12/99	12/00	12/01	12/02

Aaron Rents, Inc.	100.00	78.25	78.42	73.11	84.94	114.21
S & P SmallCap 600	100.00	98.69	110.94	124.03	132.14	112.81
Peer Group	100.00	148.50	101.11	108.18	109.85	149.25

Employment Agreements with Named Executive Officers

      Messrs. Loudermilk, Sr., Loudermilk, Jr., Danielson and Butler have each entered into employment agreements with the Company. The agreements provide that each executive’s employment with the Company will continue until terminated by either party for any reason upon 60 days notice, or by either party for just cause at any time. Each such executive has agreed not to compete with the Company for a period of one year after the termination of his employment.

Director Compensation

      Outside directors receive $2,000 for each Board meeting attended, and Audit Committee members receive fees of $500 for each Audit Committee meeting attended. Each outside director also is paid a quarterly retainer of $2,000. Directors who are employees of the Company receive no compensation for attendance at Board or committee meetings.

Option Grants

      There were no grants of stock options made by the Company during the last fiscal year to the Named Executive Officers.

Option Exercises and Fiscal Year-End Values

      The following table shows for the Company’s Chief Executive Officer and the other Named Executive Officers information with respect to the exercise of options for Common Stock during the year ended December 31, 2002, the number of shares covered by both exercisable and non-exercisable stock options for Common Stock as of December 31, 2002, and the values of “in-the-money” options, based on the positive spread between the exercise price of any such existing stock options and the year-end price of the applicable class of the Company’s Common Stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities
			Underlying Unexercised
	Shares		Options at		Value of Unexercised
	Acquired		December 31, 2002		In-the Money Options at
	on	Value	(No. of Shares)		December 31, 2002(1)
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

R. Charles Loudermilk, Sr	—	—	245,000	55,000	$2,668,413	$495,275
Robert C. Loudermilk, Jr.	—	—	80,000	20,000	867,275	180,100
Gilbert L. Danielson	—	—	164,000	50,000	1,732,695	450,250
William K. Butler, Jr.	25,000	316,585	52,800	40,000	456,989	372,700
K. Todd Evans	—	—	—	20,000	—	193,850

(1)	Aggregate market value (based on December 31, 2002 closing stock price of $21.88 per share for the Common Stock) of the shares covered by the options, less aggregate exercise price payable by the executive.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Company has no compensation committee. The Board of Directors of the Company, upon the recommendation of the Chairman and Chief Executive Officer, determines the annual compensation payable to its executive officers. The following directors of the Company served as officers or employees of the Company or its subsidiaries during the last fiscal year or prior thereto: R. Charles Loudermilk, Sr., Robert C. Loudermilk, Jr., Gilbert L. Danielson, and William K. Butler, Jr.

      The Company purchased a parcel of land in 2000 and finished construction in 2001 of an approximately 50,000 square foot building which accommodates the Company’s financial and information technology operations. The cost of this land and building was approximately $6.1 million. During April 2002, the Company sold the land and building to a limited liability company whose sole owners are Mr. Loudermilk, Sr. and Mr. Loudermilk, Jr. for approximately $6.3 million. The Company loaned the limited liability company approximately $1 million to partially finance the acquisition, and the loan plus interest was paid back to the Company shortly after closing. The Company is leasing this facility from the limited liability company under a 15 year lease with a current rent of approximately $60,000 per month.

      Aaron Ventures I, LLC (“Aaron Ventures”) was formed in December 2002 for the purpose of acquiring properties from the Company and leasing them. Messrs. Loudermilk, Sr., Butler, Rogovin and Cates are the managers of Aaron Ventures, and its owners are all officers of the Company, including all of the Named Executive Officers and six other executive officers. In December 2002, Aaron Ventures purchased eleven properties from the Company, all former Heilig-Meyers stores, for a total purchase price of $5,000,000. The Company acquired these properties from Heilig-Meyers in 2001 and 2002 for an aggregate purchase price of approximately $4,000,000. The price paid by Aaron Ventures was arrived at by adding the Company’s acquisition cost to the cost of improvements made by the Company to the properties prior to the sale to Aaron Ventures. Aaron Ventures is leasing back the properties to the Company for 15-year terms at an annual rental of approximately $635,000.

      The Company leases a 49,000 square foot building housing two stores in Alexandria, Virginia from a general partnership of which Mr. Loudermilk, Sr. is a 25% partner under a ten-year lease expiring in 2008 at a basic monthly rental of $17,726, subject to escalation every five years based on the consumer price index, but not to exceed 25%. All insurance, taxes, assessments, and other charges related to the property are paid by the Company as additional rent under the lease.

      Each of two irrevocable trusts holds a cash value life insurance policy on the life of Mr. Loudermilk, Sr., the aggregate face value of which is $4,400,000. The Company and the Trustee of such trusts are parties to split-dollar agreements pursuant to which the Company has agreed to make all payments on the policies until Mr. Loudermilk, Sr.’s death. Upon his death, the Company will receive the aggregate cash value of those policies, which as of December 31, 2002 represented $1,814,605 and the balance of such policies will be payable to the trusts or beneficiaries of such trusts. The premiums paid by the Company on these policies during the year ended December 31, 2002 totaled $242,676.

      The Audit Committee of the Company’s Board of Directors reviews all material transactions between the Company and the Company’s directors and executive officers.

AUDIT MATTERS

      Ernst & Young LLP served as auditors of the Company for the year ended December 31, 2002, and has been selected by the Audit Committee of the Board of Directors to continue as the Company’s auditors for the current fiscal year. A representative of that firm is expected to be present at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

      Audit Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2002 and the reviews of the financial statements included in the Company’s Forms 10-Q for that year were $198,400.

      All Other Fees. The aggregate fees billed for services rendered by Ernst & Young LLP for 2002, other than the services described above, were $197,472. Of this amount $86,200 related to tax compliance fees, $50,000 related to registration statement work, $44,172 related to employee benefit plan and statutory audit fees and $17,000 was for other work completed.

REPORT OF AUDIT COMMITTEE

      The Audit Committee is comprised of three “independent” members as defined under the listing standards of the New York Stock Exchange. The Audit Committee acts under a written charter adopted and approved by the Board of Directors on May 2, 2000.

      Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company’s independent auditors for 2002, Ernst & Young LLP, are responsible for performing an audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee recommends to the Board of Directors an accounting firm to be engaged as the Company’s independent accountants.

      In keeping with its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2002 with management and has discussed with Ernst & Young the matters required to be discussed by the Statement on Auditing Standards No. 61

(Communication with Audit Committees). The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young their independence. In addition, the members of the Audit Committee considered whether the provision of non-audit services by Ernst & Young for the year ended December 31, 2002 described above in AUDIT MATTERS — “All Other Fees” was compatible with maintaining Ernst & Young’s independence.

      The Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit Committee Charter, the Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

      This report is respectfully submitted by the Audit Committee of the Board of Directors.

Earl Dolive, Chairman
Leo Benatar
Ronald W. Allen

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

      In accordance with the provisions of Rule 14a-8(a)(3)(i) of the Securities and Exchange Commission, proposals of shareholders intended to be presented at the Company’s 2004 annual meeting must be received by December 12, 2003 to be eligible for inclusion in the Company’s proxy statement and form of proxy for that meeting. The Company retains discretion to vote proxies it receives with respect to director nominations or any other business proposals received after February 20, 2004. The Company retains discretion to vote proxies it receives with respect to such proposals received prior to February 20, 2004 provided (a) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion, and (b) the proponent does not issue its own proxy statement.

OTHER MATTERS

      The Board of Directors of the Company knows of no other matters to be brought before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his judgment of what is in the best interest of the Company.

      THE COMPANY’S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED TO SHAREHOLDERS UPON REQUEST WITHOUT CHARGE. REQUESTS FOR FORM 10-K REPORTS SHOULD BE SENT TO GILBERT L. DANIELSON, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AARON RENTS, INC., 309 E. PACES FERRY ROAD, N.E., ATLANTA, GEORGIA 30305-2377.

BY ORDER OF THE BOARD OF DIRECTORS

James L. Cates
Senior Group Vice President
and Corporate Secretary

April 7, 2003

Aaron Rents, Inc.

Aaron Rents, Inc.

This Proxy is Solicited by the Board of Directors for the Annual Meeting of Shareholders to be Held on May 6, 2003

CLASS A COMMON STOCK PROXY

     The undersigned shareholder of Aaron Rents, Inc. hereby constitutes and appoints R. Charles Loudermilk, Sr. and James L. Cates, or either or them, the true and lawful attorneys and proxies of the undersigned with full power of substitution and appointment, for and in the name, place and stead of the undersigned, to vote all of the undersigned’s shares of Class A Common Stock of Aaron Rents, Inc., at the Annual Meeting of the Shareholders to be held in Atlanta, Georgia on Tuesday, the 6th day of May, 2003, at 10:00 a.m., and at any and all adjournments thereof as follows:

(1)	☐	FOR all nominees listed below (except as marked to the contrary below):	☐	WITHHOLD AUTHORITY to vote for all nominees listed.

NOMINEES: R. Charles Loudermilk, Sr., Robert C. Loudermilk, Jr., Gilbert L. Danielson, Earl Dolive, Ronald W. Allen, Leo Benatar, Ingrid Saunders Jones, W. Kenneth Butler and Ray M. Robinson.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

(2) ☐	FOR approval of an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock of the Company from 25,000,000 to 50,000,000.

(3) ☐	For the transaction of such other business as may lawfully come before the meeting, hereby revoking any proxies as to said shares heretofore given by the undersigned and ratifying and confirming all that said attorneys and proxies may lawfully do by virtue thereof.

     THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE AND A VOTE “FOR” APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION, AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THE PROXY WILL BE SO VOTED.

(Continued and to be dated and signed on reverse side)

     It is understood that this proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the notice of the meeting to the undersigned.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated April 7, 2003 and the Proxy Statement furnished therewith.

Dated and signed _________________________________, 2003

(Signature should agree with the name(s) hereon. Executors, administrators, trustees, guardians and attorneys should so indicate when signing. For joint accounts each owner should sign. The full name of a corporation should be signed by a duly authorized officer.)

    This proxy is revocable at or at any time prior to the meeting. Please sign and return this proxy to SunTrust Bank, Atlanta, Attn: Corporate Trust Department, P.O. Box 4625, Atlanta, Georgia 30302, in the accompanying prepaid envelope.